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                                                                 EXHIBIT 10.5(7)

                SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                  THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made effective as of June 30, 1997, between DIGIORGIO CORPORATION, a Delaware corporation, with its principal office located at 380 Middlesex Avenue, Carteret, New Jersey 07008 (the "Corporation"), and STEVE BOKSER, residing at 47 Victoria Place East, Fort Lee, New Jersey 07024 (the "Executive").

                              W I T N E S S E T H:

                  WHEREAS, effective February 1, 1990, the Corporation and Executive entered into an employment agreement pursuant to which the Executive agreed to serve the Corporation as Vice President -- White Rose Operations (the "1990 Agreement");

                  WHEREAS, as of January 1, 1994, the Corporation and Executive entered into an Amended and Restated Employment Agreement pursuant to which the Executive agreed to continue to serve as Vice President -- White Rose Operations (the "1994 Agreement"); and

                  WHEREAS, the Corporation desires to continue to employ Executive, and Executive desires to continue to be so employed by
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the Corporation, on the terms and conditions herein set forth.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                  1. EMPLOYMENT: TERM. The Corporation agrees to employ Executive, and Executive agrees to furnish his services, on the terms and conditions herein set forth, for a term of three (3) years commencing as of June 30, 1997 and ending on June 30, 2000, unless sooner terminated as herein provided. The term of Executive's employment hereunder may be extended for additional one (1) year periods by the mutual written consent of both parties hereto given at least ninety (90) days prior to the then scheduled termination of the Executive's employment hereunder.

                  2. OFFICE AND DUTIES. During the term of this Agreement, Executive agrees to serve the Corporation as the President -- White Rose Food Division and as the Executive Vice President of the Corporation. Executive shall manage the operations of the Corporation's White Rose Food Division and shall report directly to the Chief Executive Officer of the Corporation. Executive shall also perform such other duties and shall exercise such other powers for the Corporation and for any



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of its divisions, operations, subsidiaries, or affiliated companies as from time to time may be assigned to him by the Chief Executive Officer or the Board of Directors without further compensation other than that for which provision is made in this Agreement; provided that any such other duties shall be consistent with Executive's position as President -- White Rose Food Division and as Executive Vice President of the Corporation; and provided further that Executive shall be required to move his place of residence at the request of the Chief Executive Officer or the Board of Directors only if such request is reasonable in view of the Corporation's operations and Executive's duties hereunder.

                  3. EXTENT OF SERVICES: OTHER BUSINESS ACTIVITIES. Executive agrees that he shall devote his best efforts, energies, and skills to the discharge of his duties and responsibilities hereunder. To this end, Executive agrees that he shall devote his full business time and attention to the business and affairs of the Corporation and its divisions, operations, subsidiaries, and affiliated companies and shall not, without the consent of the Corporation, directly or indirectly, engage or participate in, or become an officer or director of, or become employed by, or render advisory or other services in connection with, any other business enterprise. Notwithstanding the foregoing, during the term of this Agreement Executive shall have the right to



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invest personally in any corporation, partnership, or other entity or enterprise, engage in appropriate civic, charitable, and religious activities, and devote a reasonable amount of time to private investments, provided that (i) any such investment or other activity shall not interfere with the execution of Executive's duties hereunder or otherwise violate any provision of this Agreement, (ii) any such corporation, partnership, or other entity or enterprise does not compete with the Corporation, and (iii) notwithstanding the foregoing, Executive may purchase an aggregate of one percent (1%) of any security publicly traded on an established securities market.

         4.        COMPENSATION.

                  (a) In consideration of the services to be rendered by Executive hereunder, the Corporation agrees to pay to Executive, and Executive agrees to accept, a salary for each Employment Year (as hereinafter defined) during the term of this Agreement at the rate of $325,000 per Employment Year, commencing effective as of June 30, 1997 and ending upon the termination of this Agreement (the "Salary"). The Salary shall be payable in accordance with the regular payroll practices of the Corporation. During the term of this Agreement, the Corporation agrees to review Executive's compensation prior to each anniversary date of the date hereof, but any increase in compensation offered to


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Executive under this Paragraph 4 resulting from such review shall be in the sole discretion of the Board of Directors of the Corporation.

                  (b) In addition to the Salary, the Corporation agrees to pay Executive, as further compensation, the sum of $100,000, in a single payment, on or before June 30, 1997 and an additional $100,000 in a single payment, on or before June 30, 1998.

                  (c) For the purposes of this Paragraph 4, the following terms shall mean:


                       (i)"Base Amount": The sum of (x) $43,639,753; plus (y) an amount equal to the interest that would accumulate if interest was accrued from February 1, 1990 at a cumulative annual rate equal to the Prime Rate as announced from time to time by the Bankers Trust Company on the sum of $43,639,753, as said sum may be reduced (but not below zero) from time to time by any proceeds received (in respect of its ownership of stock of the Corporation) by the Partnership after the date of this Agreement.

                       (ii) "Employment Year": Provided that during each such period Executive remains employed by the



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Corporation in accordance with the terms of this Agreement, each complete one-year period commencing on February 1, 1990. The parties acknowledge that as of the date of this Agreement the Executive has completed seven (7) Employment Years.

                       (iii) "Partnership": Rose Partners, L.P.

                       (iv) "Recognition Event": A distribution of any assets, whether in cash or in any other form, by the Corporation to the Partnership in respect of the stock owned by the Partnership, or the realization by the Partnership of any amount upon the sale or transfer of its ownership interest in the stock of the Corporation.

                       (v) "Final Recognition Event": The sale by the Partnership of all of its stock of the Corporation or the complete liquidation of the Corporation by the Partnership.

                       (vi) "Event": Any of a Recognition Event or a Final Recognition Event.

                       (vii) "Recognition Proceeds": To the extent that it exceeds the Base Amount, the aggregate amount of all proceeds received by the Partnership from and after the date of this Agreement, in respect of its ownership of stock of the



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Corporation, whether such proceeds are in the form of a dividend or other distribution, liquidating or non-liquidating, or in consideration for the sale or other disposition of such stock.

                  (d) Subject to the qualifications and limitations set forth below, Executive shall be entitled to be paid additional compensation (the "Additional Compensation") upon the occurrence of each Event. The Additional Compensation payable at each Event shall be the sum of: (i) six (6%) percent of the Recognition Proceeds, less (ii) the cumulative amount of Additional Compensation paid to the Executive prior to that particular Event; less (iii) the amount, if any, paid to the Executors pursuant to Paragraph 4(i) below; provided, however,that the six (6%) percent stated in (i) above may be reduced (but not below zero) as provided for in Paragraph 4(g) below.

                  (e) Notwithstanding the provisions of Paragraph 4(d), the minimum amount payable to the Executive as Additional Compensation upon the occurrence of the Final Recognition Event shall be the sum of: (i) $1,000,000; less (ii) the cumulative amount of all Additional Compensation paid to the Executive prior to the Final Recognition Event.

                  (f) Notwithstanding anything contained in Paragraph 4(d) or 4(e) to the contrary, the Executive shall not



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be entitled to any further payments of Additional Compensation from and after any of the following events: (i) the Executive's termination of employment for "cause" (as set forth in Paragraph 10); and (ii) if Executive resigns his employment prior to the end of the term of this Agreement or any extended term of this Agreement.

                  (g) In measuring the six (6%) percent set forth in Paragraph 4(d)(i) above, the six (6%) percent shall be reduced by one (1) full percentage point for each full twelve (12) months following any of the following events:
(i) the Executive's death; (ii) the Executive becomes disabled (as provided in Paragraph 8); and (iii) the date the Executive's employment is terminated by the Corporation for a reason other than "cause".

                  (h) Upon the occurrence of each Event, the Corporation shall calculate the amount payable, if any, to the Executive under this Paragraph 4 and shall pay such amount to the Executive within thirty (30) days after the Event.

           5.      EXECUTIVE BENEFITS.

                  (a) Executive shall be entitled to participate, on the same basis and subject to the same qualifications, in all employee benefit plans (the "Plans"), including, but not limited



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to, pension and profit-sharing plans, supplemental retirement benefit plans, and life, health, disability, and similar plans, and fringe benefits (the
"Benefits") which during the term hereof shall be in effect from time to time and be applicable to the Corporation's employees or senior executives generally. In the event Executive is asked by the Corporation to relocate his place of residence, any reasonable moving (and associated) expenses and costs shall be reimbursed by the Corporation.

               (b) If Executive's employment hereunder is terminated by the Corporation prior to the scheduled termination of the term of Executive's employment hereunder (other than a termination for "cause" (as hereinafter defined) or as a result of Executive's voluntary resignation from his employment by the Corporation), the Corporation shall either (i) continue through the scheduled termination date of the term of Executive's employment hereunder Executive's participation in the Plans and entitlement to the Benefits to which Executive would have been entitled had he remained employed through the term of this Agreement, or (ii) provide equivalent benefits (taking into account the tax consequences of any benefits described in clause (i)) to Executive at no additional cost to Executive, but only to the extent that essentially equivalent and no less favorable benefits are not provided by a subsequent employer or otherwise received by Executive. If the terms of any such Plans or


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Benefits do not permit continued participation by Executive, the Corporation shall arrange to provide to Executive benefits substantially similar to, and no less favorable than, the benefits he was entitled to receive up until the end of the period of coverage. Executive shall have the option to have assigned to him at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Corporation and relating specifically to Executive.

               (c) Recognizing that Executive will be required to do a considerable amount of driving in connection with his duties as President -- White Rose Food Division and as Executive Vice President of the Corporation, the Corporation shall provide to Executive a Cadillac, Lincoln, or equivalent American automobile of Executive's choice, and will pay all reasonable costs relating to the operation of such automobile in connection with such duties, including gas, maintenance, and insurance (including covering any deductible).

         6. EXPENSES. It is contemplated that, in connection with his employment hereunder, Executive may be required to incur reasonable travel, entertainment, and other business expenses. To the extent not otherwise reimbursed under paragraph 5(c), the Corporation agrees to pay, or reimburse Executive for, all reasonable and necessary travel, entertainment, and other



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business expenses incurred or expended by him incident to the performance of his duties and responsibilities hereunder, upon submission by Executive to the Corporation of vouchers or expense statements evidencing the expenses for which reimbursement is sought.

         7. VACATIONS. Executive shall be entitled to vacations in accordance with the Corporation's normal vacation policies for senior executives, which vacations shall be taken at times consistent with the effective discharge of Executive's duties.

         8. DISABILITY. In the event that Executive shall be incapacitated by reason of mental or physical disability or otherwise during the term of employment so that he is prevented from substantially performing his duties and services hereunder for a period of 180 days during any twelve (12) month period, the Corporation shall have the right to terminate Executive's employment under this Agreement by sending written notice of such termination to Executive, and thereupon his employment hereunder shall terminate. Upon such termination, Executive shall be entitled, subject to the limitations provided herein, to receive the compensation provided for in paragraph 4 hereof and the benefits provided for in paragraph 5 hereof for one (1) year following the date of termination, and shall continue to be



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entitled to any benefits in which he otherwise is vested pursuant to this
Agreement; provided that if Executive is receiving payments through a disability policy maintained by the Corporation (other than a group policy maintained in behalf of all executives), such payments shall be deducted from the amounts to be paid by the Corporation to Executive during such period. Executive shall accept such payment in full discharge and release of the Corporation of and from any further obligations under this Agreement.

          9. DEATH. In the event of Executive's death during the term of this Agreement, Executive's designated beneficiary or, if no such beneficiary shall have been designated by Executive, the personal representative of Executive shall be entitled to receive and shall be paid by the Corporation, the compensation provided for in Paragraph 4 hereof, subject to the limits set forth therein, and the benefits provided for in Paragraph 5 hereof for one (1) year following the date of Executive's death, and shall continue to be entitled to any benefits in which he otherwise is vested pursuant to this Agreement; provided that if Executive is receiving or is entitled to receive payments through a death benefit insurance policy maintained by the Corporation (other than a group policy maintained in behalf of all executives) such payments shall be deducted from the amounts to be paid by the Corporation to



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Executive during such period. Executive's designated beneficiary or personal representative, as the case may be, shall accept such payment in full discharge and release of the Corporation of and from any further obligations under this Agreement.

         10. TERMINATION FOR CAUSE.

            (a) The Corporation shall have the right to terminate the employment of Executive hereunder for cause at any time if:

                  (i) Executive shall be convicted, by a court of competent and final jurisdiction, of any crime (whether or not involving the Corporation or any of its divisions, operations, subsidiaries or affiliated companies) which constitutes a felony in the jurisdiction involved; or

                  (ii) Executive shall commit any act of fraud against or shall breach a fiduciary obligation to the Corporation or any of its divisions, operations, subsidiaries, or affiliated companies, provided that any such act (or failure to act) shall be determined in good faith by the Board of Directors to be material in respect of Executive's duties or functions hereunder; or



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                       (iii) Executive shall fail or refuse to perform any of
his duties and responsibilities as required by, or shall otherwise breach, this Agreement, provided that termination of Executive's employment pursuant to this subparagraph 10(a)(iii) shall not constitute valid termination for cause unless Executive shall first have received written notice from the Board of Directors or the Chief Executive Officer of the Corporation stating with specificity the nature of such failure or refusal and affording Executive at least fifteen (15) days to correct the act or omission complained of.

                  (b) In the event that the employment of Executive shall be terminated by the Corporation for cause pursuant to subparagraph 10(a) hereof, Executive shall be entitled to receive the salary provided for in Paragraph 4(a) hereof, prorated through the end of the week in which such termination occurs and such amounts as may be payable under the balance of the provisions in Paragraph 4, as specifically limited thereunder and in accordance with the terms thereof. Executive shall accept such payment in full discharge and release of the Corporation of and from any other further obligations under this Agreement. Nothing contained in this Paragraph 10 shall constitute a waiver or release by the Corporation of any rights or claims it may have against Executive for actions or omissions which may give rise to




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an event causing termination of this Agreement pursuant to this Paragraph 10.

        11.  CONFIDENTIALITY: INJUNCTIVE RELIEF.

                  (a) Executive recognizes and acknowledges that the knowledge, information, and relationship with resources, suppliers, and customers of the Corporation, and the knowledge of the Corporation's business methods, systems plans, and policies which he has heretofore and shall hereafter receive or obtain as an employee of the Corporation, are valuable and unique assets of the business of the Corporation. Accordingly, Executive agrees that he will not, during or after the term of this Agreement, except if required in connection with his duties as the Executive Vice President of the Corporation or as the President -- White Rose Food Division, and for a period of three (3) years thereafter, disclose or use, without the prior written consent of the Board of Directors of the Corporation, directly or indirectly, any non-public information (whether written or unwritten) relating to the Corporation, or any of its divisions, operations, subsidiaries or affiliated companies, or any of their respective management, financial condition, subscription, mailing or customer lists, sources of supply, business, personnel, policies, or prospects, to any individual or entity for any purpose whatsoever. The provisions of this subparagraph 11(a)



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shall not apply to information which is or shall become generally known to the public or the trade (except by reason of Executive's breach of his obligations hereunder), information which is or shall become available in trade or other publications, or information which Executive is required to disclose by order of a court of competent jurisdiction (but only to the extent specifically ordered by such court and, when reasonably possible, if Executive shall give the Corporation prior notice of such intended disclosure so that it has the opportunity to seek a protective order if it deems appropriate).

                  (b) Executive acknowledges and agrees that all memoranda, notes, reports, records, and other documents made or compiled by Executive, or made available to Executive prior to or during the term of this Agreement, concerning the Corporation's business, shall be the Corporation's property and shall be delivered to the Corporation on the termination of Executive's employment hereunder or at any other time on request by the Board of Directors of the Corporation.

                  (c) The provisions of this Paragraph 11 shall survive the termination or expiration of Executive's employment hereunder, irrespective of the reason therefor, for a period of three (3) years.



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              12. NO RAID: NON-COMPETE.

                  (a) Executive agrees that, for a period of three (3) years after the date of the termination of Executive's employment under this Agreement, Executive shall not, without the prior written approval of the Board of Directors of the Corporation, directly or indirectly though any other person, firm or corporation, solicit, raid, entice, or induce any person who is, at the time of such solicitation or was at any time during the eighteen (18) months immediately preceding such solicitation, raid, enticement, or inducement, an employee of the Corporation or any of its subsidiaries or affiliates, to become employed by such person, firm, or corporation, and Executive shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person.

                  (b) For a period of three (3) years after the date of the termination of Executive's employment under this Agreement, Executive will not, whether individually or as a partner, owner, officer, director, stockholder, or employee, own, manage, operate, or control or have a financial interest in, or serve as a consultant to, any person, firm, corporation, or other entity which is engaged in any business activity in competition with the business of the Corporation in the markets in which the



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Corporation competes. The foregoing restrictions shall not be deemed to include
Executive's direct or indirect ownership of any securities in a publicly-traded business entity which does not, and will not with the passage of time, result in his obtaining, directly or indirectly, more than two percent (2%) of the securities of such entity. Notwithstanding the foregoing, the restrictions imposed on Executive under this paragraph 12(b) shall cease to apply as of the later of (x) the scheduled termination (including any extension thereof) of Executive's employment under paragraph 1 hereof, or (y) one (1) year after the occurrence of either of the events described in the following clauses (i) and
(ii) of this paragraph 12(b), if either (i) Executive's employment with the Corporation (and any subsidiary or affiliate thereof) shall be terminated by the Corporation other than for "cause," or (ii) the Partnership shall have disposed of all or substantially all of its interest in the Corporation and the aggregate amounts payable to Executive under subparagraph 4(c) shall be no greater than $1,000,000. Notwithstanding the foregoing, in the event Executive's employment is terminated by the Corporation other than for "cause" and the Corporation fails to satisfy its obligation to pay Executive as required under this Agreement, the restrictions imposed on Executive under this paragraph 12(b) shall cease to apply one (1) year after such failure.



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                  (c) The provisions of this Paragraph 12 shall survive the
termination or expiration of Executive's employment hereunder, irrespective of the reason therefor.

              13. INJUNCTIVE RELIEF.

                  (a) Executive acknowledges that the services to be rendered by him are of a special, unique, and extraordinary character, and if he violates any of the provisions of this Agreement with respect to confidentiality, non-competition, or solicitation, the Corporation would sustain irreparable harm. Accordingly, Executive consents and agrees that if he violates any of the provisions of Paragraphs 12 or 13 hereof, in addition to any other remedies which the Corporation may have under the Agreement or otherwise, the Corporation shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Executive from committing or continuing any such violation of this Agreement, and Executive shall not object to any such application. Nothing in this Agreement shall be construed as prohibiting the Corporation from pursuing any other remedy or remedies including, without limitation, recovery of damages.


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                  (b) The provisions of this Paragraph 13 shall survive the
termination or expiration of Executive's employment hereunder, irrespective of the reason therefor.

                  14. DEDUCTIONS AND WITHHOLDING. Executive agrees that the Corporation shall withhold from any and all payments and compensation required to be made to Executive pursuant to this Agreement all Federal, state, local, and/or other taxes which the Corporation determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

                  15. NO CONFLICT. Executive represents and warrants that there is no restriction, agreement or limitation on his right or ability to enter into and perform the terms of this Agreement.

                  16. MISCELLANEOUS.

                  (a) This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto respecting the employment of Executive by the Corporation and constitutes the complete understanding between the parties with respect to the employment of Executive hereunder. No statement, representation, warranty, or covenant has been made by



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either party with respect thereto except as expressly set forth herein. This
Agreement may not be altered, modified, or amended except by written instrument signed by each of the parties hereto.

                  (b) Waiver by either party hereto of any breach of default by the other party to any of the terms and provisions of this Agreement, shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

                  (c) All notices, consents, requests, demands, and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, first class postage prepaid, to the other party hereto at its or his address as set forth in the beginning of this Agreement. Either party may change the address to which notices, requests, demands, and other communications hereunder shall be directed by giving written notice of such change of address to the other party in the manner above stated.

                  (d) This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors, and legal representatives of Executive and shall inure to the benefit of and be binding upon the Corporation and



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its successors. This Agreement is personal as to Executive and Executive may not assign, transfer, pledge, encumber, hypothecate, or otherwise dispose of this Agreement or any of his rights hereunder and any such attempt of assignment, transfer, pledge, encumbrance, hypothecation, or other disposition shall be null and void and without effect. The Corporation shall be entitled to assign this Agreement without the prior written consent of Executive in connection with the merger or consolidation of the Corporation with another corporation or the sale of all or substantially all of the assets and business of the Corporation to another corporation, provided that:

                  (i) immediately after the consummation of such transaction, the surviving or acquiring corporation shall have a net worth not less than the net worth of the Corporation immediately prior to such transaction; and

                  (ii) the surviving or acquiring corporation shall agree in writing to accept an assignment of this Agreement, thereby acquiring the Corporation's rights and assuming the Corporation's obligations under this Agreement.

                  (e) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.




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                  (f) The paragraph headings of this Agreement are for
convenience of reference only and shall not limit or define the text thereof.

                  (g) In the event that any one or more of the provisions of this Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

                  (h) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, when taken together shall be deemed to constitute one and the same instrument.

                  (i) Any dispute regarding this Agreement shall be resolved exclusively by arbitration in New Jersey in accordance with the rules of the American Arbitration Association then in effect. The Corporation shall pay Executive's reasonable legal expenses in connection with any such arbitration; provided, however, that Executive shall reimburse the Corporation for such expenses if the arbitrator(s) shall decide the material issues in favor of the Corporation.


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                  IN WITNESS WHEREOF, the parties hereto have entered into
this Agreement as of the day and year first above written.

                                                  DiGIORGIO CORPORATION



                                                  By: [ILLEGIBLE]
                                                  ------------------------------
                                                  Name :
                                                  ------------------------------
                                                  Title:
                                                  ------------------------------


                                                   /s/ Steve Bokser
                                                  ------------------------------
                                                  STEVE BOKSER




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